NOTE MODIFICATION AGREEMENT

      THIS NOTE MODIFICATION AGREEMENT (this "Agreement") is entered into this 14th day of March, 2007 (the "Effective Date") by and between Frederick A. DeLuca, an individual ("Holder"), whose address is c/o Doctor's Associates, Inc., 325 Bic Drive, Milford, Connecticut 06460, and Galaxy Nutritional Foods, Inc., a Delaware corporation ("Maker") with an address at 5955 T.G. Lee Blvd., Suite 201, Orlando, Florida 32822.

                                    RECITALS:

         A. Maker is the maker under that certain promissory note, dated July 19, 2006 ("Note") in the original principal amount of TWO MILLION SIX HUNDRED EIGHTY FIVE THOUSAND ONE HUNDRED FOUR AND 17/100THS DOLLARS ($2,685,104.17), which Note is held by Holder.

         B. The Note was issued pursuant to that certain Note Purchase Agreement dated as of July 19, 2006 between the Holder and Maker (the "Note Purchase Agreement").

         C.     The Note had an original Maturity Date of October 19, 2007.

         D. Maker and Holder have agreed to modify the Maturity Date, as more specifically provided for in this Agreement.

         NOW THEREFORE, IN CONSIDERATION OF TEN DOLLARS ($10.00) and other good and valuable considerations, the receipt, adequacy and sufficiency of which are hereby acknowledged, Maker and Holder hereby agree as follows:

         1. Recitals; Capitalized Terms. The foregoing Recitals are true and correct and are incorporated herein by this reference, as if set forth in their entirety. Any capitalized term not defined in this Agreement shall have the meaning ascribed to it in the Note and/or the Note Purchase Agreement, as applicable.

         2. Extension of Maturity Date. The Maturity Date is hereby modified to be October 19, 2008.

         3.     Estoppel.

                        (a) Balances under the Note. Maker and Holder agree that the currentoutstanding principal balance due under the Note is $2,685,104.17 and the accrued and unpaid interest on such amount as of January 31, 2007 is $ 181,803.93.

                        (b) Ratification; No Claims; No Defaults. As of the Effective Date of this Agreement, the Note and Note Purchase Agreement are each ratified and confirmed as written, except as modified by this Agreement. Holder acknowledges and agrees that no Default or Event of Default has occurred under the Note or Note Purchase Agreement.

         4. Cooperation. Maker and Holder agree from time to time, as may be reasonably requested by the other, to execute and deliver such further instruments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intention on the Note and this Agreement.

         5. Amendments. This Agreement, the Note Purchase Agreement, the Note and any other loan documents may not be modified, amended, changed or terminated orally, but only by an agreement in writing executed by Maker and Holder.


         IN WITNESS WHEREOF, Maker And Holder have each executed and delivered this Agreement as of the Effective Date, first above written.


                                        MAKER:
                                        ------

                                        GALAXY NUTRITIONAL FOODS, INC.


                                        By:      /s/ David H. Lipka
                                           ------------------------------------


                                        HOLDER:
                                        -------

                                                 /s/ Frederick A. DeLuca
                                           ------------------------------------
                                           Frederick A. DeLuca